Exhibit 99.1

Duke Energy Carolinas

Summary of Rate Case Order Issued

by the North Carolina Utilities Commission

Docket E-7, Sub 1026

Background

•                  On February 4, 2013, Duke Energy Carolinas (DEC) filed a rate case with the North Carolina Utilities Commission (NCUC) to request an average 9.7 percent increase in retail revenues, or approximately $446 million annually

•                  The filing was based on an 11.25% return on equity and a 53% equity component of the capital structure

•                  The filing was based on a North Carolina retail rate base of ~$12.0 billion as of June 30, 2012 and adjusted for known and measurable changes

•                  On June 17, 2013, DEC finalized an agreement with the North Carolina Public Staff, who represents consumers (see details below)

•                  On September 24, 2013, the NCUC issued an order approving the settlement agreement with one modification dealing with rate design between industrial and commercial customers that has no impact on the total customer rate increase

Major Components of Settlement

•                  Approximate $235 million annual customer rate increase (an average increase of 5.1 percent) will be implemented over time

•                  Annual electric rates will increase by approximately $205 million, or an average of 4.5 percent, for the first two years

•                  Annual rates will increase by an additional $30 million thereafter

•                  DEC will be allowed to reduce its cost of removal liability by $30 million annually for the first two years

•                  Customer rate increase based upon ROE of 10.2% and a 53% equity component of the capital structure

•                  Settlement reduces North Carolina retail rate base for the test year ended June 30, 2012 to ~$11.5 billion from ~$12 billion primarily due to updates as of March 31, 2013

•                  DEC will make a one-time $10 million contribution to assist low-income customers in North Carolina in paying their energy bills

•                  The company agrees it will not seek new base rates until 2015 or beyond, absent situations such as incurring costs for new generation or complying with new governmental regulations

•                  Settlement includes support for (1) the Company’s proposed nuclear levelization accounting and (2) a new coal inventory rider allowing the Company to recover carrying costs on coal inventory levels in excess of a 40-day supply (note — this rider is proposed to terminate at the earlier of 18 months past the effective date of new rates, or when inventory levels return to a 40-day supply)

•                  Revised rates are expected to go in effect later this week

Estimated Annual Rate Increase Impacts to Customer Bills

($ in millions)	Year 1	Year 2	Thereafter
Annualized base rates	$235	$235	$235
Temporary customer rate reduction (offset by cost of removal liability amortization - no earnings impact)	(30)	(30)	—
Cumulative Net Annualized Customer Increase ($)	$205	$205	$235
Cumulative Net Annualized Customer Increase (%)	4.5%	4.5%	5.1%

One time contribution expense	$10	—	—

Note: Customer bill impacts exclude any recovery under the new coal inventory rider